Exhibit (a)(1)(F)

              SYMS CORP. ANNOUNCES "DUTCH AUCTION" SELF-TENDER FOR
                      3,350,000 SHARES OF ITS COMMON STOCK

SECAUCUS, New Jersey, April 27, 2006 -

         Syms Corp. (NYSE: SYM) announced today that its Board of Directors authorized the repurchase of up to 3,350,000 shares of its common stock, as such number may be increased by up to 2% of the outstanding shares, through a "Dutch Auction" self-tender offer at a price per share not less than $16.00 and not greater than $18.00. The tender offer is expected to commence on April 28, 2006 and will expire at 5:00 p.m., New York City time, on Friday, May 26, 2006, unless extended by the Company.

         The number of shares proposed to be purchased in the tender offer represents approximately 22% of the Company's currently outstanding shares. The purchase will be financed from available cash and from the Company's existing credit facility. The closing price per share of the Company's common stock on the New York Stock Exchange on April 26, 2006 was $16.86 per share.

         Syms' Board of Directors has authorized this tender offer as a prudent use of financial resources given Syms' business, assets and current stock price and as an efficient means to provide value to stockholders. Commenting on the tender offer, Marcy Syms observed that "this repurchase of shares by the Company, as distinguished from a cash dividend, is a way for the Company to return cash to our stockholders who elect to tender their shares, while enabling those who retain their shares to increase their proportionate ownership in the Company."

          Neither Syms nor its Board of Directors, dealer manager, depositary or information agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Syms. Syms' directors, including Sy Syms and Marcy Syms, have advised the Company that they do not intend to tender any shares in the tender offer. If 3,350,000 shares are repurchased pursuant to the tender offer, the Syms family will then own approximately 67% of the Company's outstanding shares.

         The dealer manager for the tender offer is TM Capital Corp. and the information agent is D.F. King & Co., Inc. The depositary is American Stock Transfer & Trust Company. The Offer to Purchase and related documents are being mailed to stockholders of record and will be made available for distribution to beneficial owners of Syms' shares. For questions or information, please call the information agent at (888) 887-1266.

         This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any share of Syms' common stock. The solicitation of offers to buy shares of Syms common stock will only be made pursuant to the Offer to Purchase and related materials that Syms will send to its stockholders shortly. Stockholders should read those materials carefully because they will be able to obtain the Offer to Purchase and related materials for free at the SEC website at http://www.sec.gov or from the information agent, D.F. King & Company, Inc. We urge stockholders to carefully read those materials prior to making any decision with respect to the tender offer.

         Syms Corp. currently operates a chain of thirty seven "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

         CERTAIN INFORMATION IN THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) AND INFORMATION RELATING TO THE COMPANY THAT ARE BASED ON THE BELIEFS OF THE MANAGEMENT OF THE COMPANY, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE MANAGEMENT OF THE COMPANY. WHEN USED IN THIS PRESS RELEASE, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "PLAN" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY, IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS, THE OUTCOME OF WHICH IS SUBJECT TO CERTAIN RISKS, INCLUDING, AMONG OTHERS, GENERAL ECONOMIC AND MARKET CONDITIONS, DECREASED CONSUMER DEMAND FOR THE COMPANY'S PRODUCT, POSSIBLE DISRUPTIONS IN THE COMPANY'S COMPUTER OR TELEPHONE SYSTEMS, POSSIBLE WORK STOPPAGES, OR INCREASE IN LABOR COSTS, EFFECTS OF COMPETITION, POSSIBLE DISRUPTIONS OR DELAYS IN THE OPENING OF NEW STORES OR INABILITY TO OBTAIN SUITABLE SITES FOR NEW STORES, HIGHER THAN ANTICIPATED STORE CLOSINGS OR RELOCATION COSTS, HIGHER INTEREST RATES, UNANTICIPATED INCREASES IN MERCHANDISE OR OCCUPANCY COSTS AND OTHER FACTORS WHICH MAY BE OUTSIDE THE COMPANY'S CONTROL. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS OR OUTCOMES MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED. SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH.


CONTACT:

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ANTONE F. MOREIRA - SYMS CORP
VICE PRESIDENT, TREASURER
AND CHIEF FINANCIAL OFFICER
201-902-9600